Exhibit 10.4

April 27, 2023

Dear Steven:

Eledon Pharmaceuticals, Inc. (“Eledon” or the “Company”) and you are parties to the executive employment agreement dated September 14, 2020 (the “Employment Agreement”). The Company desires to provide certain additional benefits to you as described below. The Employment Agreement continues in effect, as amended and supplemented by this letter agreement (the “Letter Agreement”) pursuant to section 11(c) of the Employment Agreement. Capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Employment Agreement.

Retention Bonus. Pursuant to this Letter Agreement, you will also be eligible for a retention bonus (the “Retention Bonus”) upon the earlier of (1) the date of your termination of employment for any reason other than a termination by the Company for Cause, (2) the date of a Change of Control during the Employment Term, and (3) July 31, 2026 (such earliest qualifying date, the “Retention Bonus Date”). The Retention Bonus will be an amount paid in cash or shares of Common Stock equal to the product of 327,350 multiplied by the difference between the fair market value of the Common Stock on the Retention Bonus Date (which fair market value will be determined using the 90-day volume weighted average trading price for the 90 trading days preceding the Retention Bonus Date) over the fair market value of the Common Stock at the time of the closing of the Company’s PIPE transaction on April 28, 2023. The Retention Bonus will, however, be limited to a maximum of a $9.00 valuation of the Common Stock on the Retention Bonus Date (i.e., if the price of the Common Stock on the Retention Bonus Date exceeds $9.00, the Retention Bonus will be calculated using the $9.00 maximum price).

The Retention Bonus will be payable within 30 days following the Retention Bonus Date. The Retention Bonus may be paid in cash, Common Stock or a combination of cash and Common Stock in the Company’s discretion. If the Retention Bonus is paid in Common Stock, the Company shall have the right at its discretion to satisfy any applicable withholding taxes due upon payment of the Retention Bonus by withholding an appropriate number of shares of Common Stock otherwise issuable upon payment of the Retention Bonus.

Except as amended and supplemented by this Letter Agreement, the Employment Agreement shall continue in effect and the terms of the Employment Agreement are incorporated into this Letter Agreement. This Letter Agreement may be executed in one or more counterparts, each of

Exhibit 10.4

which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Thank you for your continuing contributions to the Company.

Sincerely,

David-Alexandre C. Gros, MD
Chief Executive Officer

EXECUTIVE ACKNOWLEDGEMENT

I agree to the terms and conditions set forth above and agree that this letter agreement amends and supplements the Employment Agreement.

/s/ Steve Perrin, Ph.D__________ _______________________

Steven Perrin, Ph.D. April 27, 2023